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                                                                Exhibit 3.i. (c)

                          CERTIFICATE OF INCORPORATION
                                       OF
                         BEAUMONT HOLDINGS CORPORATION


                                  ARTICLE ONE

          The name of the corporation is Beaumont Holdings Corporation


                                  ARTICLE TWO

          The address of the corporation's registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.


                                 ARTICLE THREE

          The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.


                                  ARTICLE FOUR

          The corporation shall have the authority to issue One Thousand (1,000) shares of Common Stock, par value one cent($0.01) per share.


                                  ARTICLE FIVE

          The name and mailing address of the sole incorporator are as follows:

              NAME                               MAILING ADDRESS
              ----                               ---------------

          Barbara A. Beach                    200 East Randolph Drive
                                              Suite 5700
                                              Chicago, Illinois 60601

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                                  ARTICLE SIX

          The corporation is to have perpetual existence.


                                 ARTICLE SEVEN

          In furtherance and not in limitation of the powers conferred by statute, the board of directors of the corporation is expressly authorized to make, alter or repeal the by-laws of the corporation.


                                 ARTICLE EIGHT

          Meetings of stockholders may be held within or without the State of Delaware, as the by-laws of the corporation may provide. The books of the corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation. Election of directors need not be by written ballot unless the by-laws of the corporation so provide.


                                  ARTICLE NINE

          To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, a director of this corporation shall not be liable to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. Any repeal or modification of this ARTICLE NINE shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.


                                  ARTICLE TEN

          The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation in the manner now or hereafter prescribed herein and by the laws of the State of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.

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          I, THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my act and deed and the facts stated herein are true, and accordingly have hereunto set my hand on the 24/th/ day of June, 1999.


                                                /s/ Barbara A. Beach
                                               ----------------------------
                                               Barbara A. Beach
                                               Sole Incorporator